Filed pursuant to Rule 424(b)(3)
Registration No.: 333-192416

Prospectus supplement

(To prospectus dated November 19, 2013)

2,000,000 Shares

Common stock

The selling stockholders identified in this prospectus supplement and the accompanying prospectus are offering 2,000,000 shares of our common stock as described in this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CLVS.” On December 3, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $58.95 per share.

	Per share	Total

Public offering price	$57.5000	$115,000,000

Underwriting discounts and commissions(1)	$1.8688	$3,737,500

Proceeds to the selling stockholders, before expenses	$55.6312	$111,262,500

(1)	We refer you to “Underwriting” beginning on page S-15 of this prospectus supplement for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriter an option for a period of 30 days to purchase up to 300,000 additional shares of our common stock from them to cover over-allotments, if any.

We are not selling any securities under this prospectus supplement and will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and any other risk factors included in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about December 9, 2013.

J.P. Morgan

December 3, 2013

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus dated November 19, 2013 are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling stockholders may from time to time offer to sell shares of our common stock in one or more offerings.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read both this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus supplement may not be used to consummate a sale of our common stock unless it is accompanied by the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the SEC. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. Any information in subsequent filings incorporated by reference in this prospectus supplement or the accompanying prospectus that is inconsistent with this prospectus supplement or the accompanying prospectus will supersede the information in this prospectus supplement or the accompanying prospectus.

S-ii

Clovis Oncology® and the Clovis logo are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Unless the context requires otherwise, references in this prospectus supplement to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with EOS (Ethical Oncology Science) S.p.A., or EOS, and its other consolidated subsidiaries.

Where you can find more information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News/SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. You may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of our common stock being offered by the selling stockholders by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede such information.

S-iii

We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus supplement and the date this offering is consummated or is otherwise terminated, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 14, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC on May 8, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC on August 7, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC on November 7, 2013;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 29, 2013, and the additional definitive proxy soliciting materials, as filed with the SEC on April 29, 2013;

•	our Current Reports on Form 8-K, as filed with the SEC on February 19, 2013, June 3, 2013 (two), June 14, 2013, June 17, 2013 and November 19, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at 303-625-5000.

A statement contained in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this or any other prospectus supplement, or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-iv

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference include statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus supplement and the accompanying prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

•	the success and timing of our preclinical studies and clinical trials;

•	our ability to obtain and maintain regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	our plans to develop and commercialize our product candidates;

•	our ability, with partners, to validate, develop and obtain regulatory approval of companion diagnostics for our product candidates;

•	the loss of key scientific or management personnel;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	regulatory developments in the United States and foreign countries;

•	the rate and degree of market acceptance of any of our product candidates;

•	the integration of acquired businesses into our operations;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

S-v

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	the successful development of our sales and marketing capabilities;

•	the success of competing drugs that are or become available; and

•	the performance of third-party manufacturers.

Any forward-looking statements that we make in this prospectus supplement and the accompanying prospectus speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

Please refer to the section entitled “Risk Factors” of this prospectus supplement and any other risk factors set forth in the accompanying prospectus and in any information incorporated by reference in this prospectus supplement or the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

S-vi

Prospectus supplement summary

The following summary highlights information about us, our common stock and this offering by the selling stockholders. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in our common stock. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

About Clovis

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and seek to simultaneously develop, with partners, companion diagnostics that direct our product candidates to the patients that are most likely to benefit from their use. We currently have three clinical development programs:

•

CO-1686 is a novel, oral, targeted covalent (irreversible) inhibitor of the cancer-causing mutant forms of epidermal growth factor receptor, or EGFR, currently being studied for the treatment of non-small cell lung cancer, or NSCLC. CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR at anticipated therapeutic doses. Accordingly, it has the potential to treat NSCLC patients with EGFR mutations both as a first-line or second-line treatment with a reduced toxicity profile compared to current EGFR inhibitor therapies. CO-1686 is currently in the dose escalation portion of a Phase I/II study. In late August, we commenced enrollment in this study with an improved hydrobromide formulation of CO-1686. Data from the ongoing CO-1686 Phase I dose escalation study, which was recently presented at the World Conference on Lung Cancer, showed that six RECIST partial responses (PR) had been observed to date in nine evaluable T790M positive patients dosed at 900mg twice daily (BID) of the original free base formulation of CO-1686, for a 67 percent objective response rate. Eight of the nine evaluable patients, who were heavily pre-treated prior to receiving CO-1686, experienced PRs or tumor shrinkage greater than 10 percent. Fifty-six patients have been treated to date across all dosing cohorts in the Phase I study, with no evidence of dose-related wild-type EGFR-driven toxicities. Following the establishment of the Phase II dose, which is expected to be established by year-end 2013, we intend to initiate the study of CO-1686 in a Phase II expansion cohort of NSCLC patients with activating EGFR mutations who have failed initial EGFR-directed therapy and have developed the T790M mutation, as well as a second expansion cohort of first-line mutant EGFR NSCLC patients. We also expect to commence a registration study for CO-1686 in second line T790M positive patients in the first half of 2014. In October 2013, we announced the signing of an agreement with QIAGEN to develop a companion diagnostic test to identify the T790M mutation in patients with EGFR driven NSCLC.

•

Rucaparib is an oral, potent inhibitor of poly (ADP-ribose) polymerase, or PARP, in development for the treatment of ovarian cancer and is designed to inhibit both PARP-1 and PARP-2 genes. Rucaparib has been the subject of multiple Phase I studies, both as monotherapy and in combination with chemotherapy, although our future development of rucaparib will focus on monotherapy dosing. In the third quarter of 2013, we selected a twice-daily dose of 600 mg as the recommended dose for advancing into Phase II/III studies. In data presented at recent medical meetings, rucaparib demonstrated durable objective responses in heavily pre-treated patients. To date, eight RECIST responses have been observed in a Phase I study. In ovarian cancer patients with a germline BRCA mutation, one RECIST complete response, two RECIST partial responses, and two CA-125 responses (reduction in CA-125 serum levels as defined by the Gynaecologic Cancer Intergroup) have been observed. Responses have been observed in both platinum-sensitive and platinum-resistant disease. Overall, seven of ten ovarian cancer patients with germline BRCA mutations treated with rucaparib at all doses achieved disease control as defined by RECIST complete response, partial response, or stable disease greater than 24 weeks. Responses have also been achieved in breast cancer and pancreatic cancer patients with a germline BRCA mutation. We also recently announced the enrollment of the first patient in a global Phase II biomarker study in platinum-sensitive ovarian cancer patients (ARIEL 2). ARIEL 2 is a single-arm, open label study designed to identify tumor characteristics that predict sensitivity to rucaparib using DNA sequencing to evaluate each patient’s tumor. Tumor samples from study participants will be studied for BRCA mutations, as well as other genes that are expected to confer sensitivity to PARP inhibitor therapy when mutated. In late 2013, we intend to initiate a pivotal Phase III study in platinum-sensitive ovarian cancer patients (ARIEL 3). This randomized, double-blind study will compare the effects of rucaparib against placebo and evaluate whether rucaparib given as a maintenance therapy can extend the period of time for which the disease is controlled after successful chemotherapy.

•

Lucitanib is an oral, potent, dual-selective inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 and 2, or FGFR1/2, and vascular endothelial growth factor, or VEGF, receptors 1-3. We own exclusive development and commercial rights to lucitanib on a global basis, excluding China. Lucitanib rights to markets outside of the U.S. and Japan have been sublicensed to Les Laboratoires Servier, or Servier. We will collaborate with Servier on the global clinical development of lucitanib. The first clinical trial of lucitanib was initiated in 2010. In this ongoing Phase I/IIa clinical study, lucitanib demonstrated multiple objective responses in fibroblast growth factor (FGF) –aberrant breast cancer patients, as well as in patients with tumors often sensitive to VEGF receptor inhibitors, such as renal cell and thyroid cancer. FGF aberrations included amplification of FGFR1 as well as amplification of a region of chromosome 11q that contains several FGF ligands, typically FGF-3,-4, and -19. Initial data from the Phase I/IIa study demonstrated encouraging signs of activity. Six of 12 evaluable FGF aberrant patients treated with lucitanib achieved RECIST partial responses, and the median progression-free survival of these twelve patients was 9.4 months. These patients were heavily pre-treated, and two of the responders had previously failed to achieve a response with a selective FGFR inhibitor. A broad Phase II development program is being initiated by us and Servier in multiple indications, including advanced breast cancer and squamous NSCLC. We and Servier may also study lucitanib in other solid tumors with FGF aberrancies.

We have built our organization to meet the need for innovative patient-specific oncology drug development. To implement our strategy, we have assembled an experienced team with core competencies in global clinical development and regulatory operations in oncology, as well as in conducting collaborative relationships with companies specializing in companion diagnostic development. As our product candidates mature, we intend to build our own commercial organizations in major global markets and partner with local distributors in smaller markets.

Historically, the most common anti-cancer drug therapies typically addressed cancers within a specific organ as a single disease as opposed to a collection of different disease subtypes, often resulting in poor response rates and minimal effect on overall survival. We believe the oncology community is increasingly recognizing that tumors in a particular organ have unique pathologic and molecular characteristics that may warrant different treatment strategies. By better understanding differences in tumor biology and underlying disease pathways, researchers are identifying biomarkers to guide development of targeted oncology therapies, with streamlined clinical trials, stratified patient populations and improved patient outcomes. We believe that targeted therapies and companion diagnostics offer a patient-tailored approach to the treatment of cancers with improved diagnosis and outcomes.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 2525 28th Street, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement. You should not rely on any such information in making your decision whether to purchase our common stock.

Recent developments

On November 19, 2013, we acquired all of the issued and outstanding capital stock of EOS and thereby gained rights to develop and commercialize lucitanib.

The offering

Common stock offered by the selling stockholders	2,000,000 shares of common stock

Common stock outstanding before and after this offering	33,893,446

Over-allotment option granted by the selling stockholders	Up to 300,000 of shares of common stock

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock being offered by this prospectus supplement.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	CLVS

The number of shares outstanding before and after this offering as shown above is based on the number of shares of our common stock outstanding as of November 29, 2013 and excludes:

•	2,515,170 shares of our common stock issuable upon the exercise of stock options outstanding as of November 29, 2013 at a weighted-average exercise price of $21.12 per share;

•

876,512 shares of our common stock reserved for future issuance under our 2011 Equity Incentive Plan, or the 2011 Plan, as of November 29, 2013, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms; and

•

425,760 shares of our common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan, or the ESPP, as of November 29, 2013, plus any annual increases in the number of shares of our common stock reserved for future issuance under the ESPP pursuant to an “evergreen provision” and any other shares that may become issuable under the ESPP pursuant to its terms.

Unless we specifically state otherwise, the information in this prospectus supplement assumes or gives effect to no exercise by the underwriter of its over-allotment option to purchase up to 300,000 additional shares of common stock from the selling stockholders.

Risk factors

Investing in our common stock involves significant risks. Please see the risk factors below and under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

The failure to maintain our collaboration with Servier, or the failure of Servier to perform its obligations under the collaboration, could negatively impact our business.

Pursuant to the terms of our collaboration and license agreement with Servier, Servier was granted exclusive rights to develop and commercialize lucitanib in markets outside of the United States, China and Japan. Consequently, our ability to realize any revenues from lucitanib in those territories we licensed to Servier depends on our success in maintaining our collaboration with Servier and Servier’s ability to obtain regulatory approvals for, and to successfully commercialize, lucitanib in its licensed territory. Although we collaborate with Servier to carry out a global development plan for lucitanib, we have limited control over the amount and timing of resources that Servier will dedicate to these efforts.

We are subject to a number of other risks associated with our collaboration and license agreement with Servier, including:

•

Servier may not comply with applicable regulatory requirements with respect to developing or commercializing lucitanib, which could adversely impact future development or sales of lucitanib in Servier’s licensed territory and elsewhere;

•

Servier is responsible for the first €80M of development costs in support of the lucitanib program, however we have limited control over the costs Servier may incur with respect to its development activities for the compound, and therefore our obligation to share additional costs could be triggered sooner than planned;

•

If Servier does not agree to include within the global development plan new studies that we propose to conduct for lucitanib, we may be responsible for all costs associated with carrying out such activities;

•	We and Servier could disagree as to current or future development plans for lucitanib, and Servier may delay clinical trials or stop a clinical trial for which it is the sponsor;

•

There may be disputes between us and Servier, including disagreements regarding the collaboration and license agreement, that may result in (1) the delay of or failure to achieve regulatory and commercial objectives that would result in milestone or royalty payments, (2) the delay or termination of any future development or commercialization of lucitanib, and/or (3) costly litigation or arbitration that diverts our management’s attention and resources;

•

Business combinations or significant changes in Servier’s business strategy may adversely affect Servier’s ability or willingness to perform its obligations under our collaboration and license agreement; and

•

The royalties we are eligible to receive from Servier may be reduced or eliminated based upon Servier’s and our ability to maintain or defend our intellectual property rights and the presence of generic competitors in Servier’s licensed territory.

The collaboration and license agreement is subject to early termination, including through Servier’s right to terminate the agreement without cause upon advance notice to us. If the agreement is terminated early, we may not be able to find another collaborator for the further development and commercialization of lucitanib outside of the United States, China and Japan on acceptable terms, or at all, and we could incur significant additional costs by pursuing continued development and commercialization of lucitanib in those territories on our own.

Use of proceeds

The proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of our common stock by the selling stockholders.

Price range of common stock

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CLVS.” Trading of our common stock commenced on November 16, 2011, following the completion of our initial public offering. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market:

	High	Low

Year Ended December 31, 2011
Fourth Quarter (beginning November 16, 2011)	$14.85	$11.45

Year Ended December 31, 2012
First Quarter	$27.55	$13.41
Second Quarter	$25.18	$16.91
Third Quarter	$23.42	$13.24
Fourth Quarter	$23.34	$11.19

Year Ended December 31, 2013
First Quarter	$29.30	$15.96
Second Quarter	$86.29	$27.17
Third Quarter	$81.94	$54.38
Fourth Quarter (through December 3, 2013)	$64.00	$43.86

On December 3, 2013, the reported last sale price of our common stock on the NASDAQ Global Select Market was $58.95. On November 29, 2013, there were approximately 59 holders of record of our common stock.

Selling stockholders

This prospectus supplement and the accompanying prospectus relates to the offer and sale by the selling stockholders named below of 2,000,000 shares of our common stock. These shares were issued to the selling stockholders in connection with our acquisition of EOS. The shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus were issued to the selling stockholders in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the closing of the acquisition, we entered into a registration rights agreement pursuant to which, among other things, we agreed to file with the SEC a registration statement to register the resale by the selling stockholders of these shares.

As used in this prospectus supplement, the term “selling stockholder” includes each of the selling stockholders listed below. We have prepared the table below based on the information provided to us by the selling stockholders and, assuming that the selling stockholders do not acquire any additional shares during the offering, the selling stockholders will not own beneficially any shares other than those appearing in the column entitled “Shares Owned After the Offering under this Prospectus Supplement” in the table below. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions after the date as of which the information was provided to us.

Except as noted in this prospectus supplement and the accompanying prospectus, none of the selling stockholders have, or within the past three years have had, any position, office or material relationship with us or any of our predecessors or affiliates, other than EOS, and the selling stockholders are not and were not affiliated with registered broker-dealers.

Subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of selling stockholder	Shares beneficially owned prior to any offering under this prospectus supplement(1)		Number of shares being sold under this prospectus supplement(3)	Shares beneficially owned after the offering under this prospectus supplement(1)
	Number	Percentage(2)		Number(3)	Percentage(2)(3)

LuxCapital V S.à r.l.	2,102,371	6.2%	1,173,702	928,669	2.7%
Cooperatieve Aescap Venture I U.A	705,874	2.1%	394,072	311,802	*
Principia SGR S.p.A.	329,461	1.0%	183,930	145,531	*
Maria Gabriella Camboni	169,962	*	94,886	75,076	*
Silvano Spinelli	147,282	*	82,224	65,058	*
Ennio Cavalletti	110,657	*	61,777	48,880	*
Jacques Theurillat	16,853	*	9,409	7,444	*

*	Less than one percent (1%)

(1)	Beneficial ownership has been determined in accordance with Section 13d-3(d) of the Exchange Act and the rules thereunder.

(2)	Based on 33,893,446 shares of common stock outstanding as of November 29, 2013.

(3)	Assumes no exercise by the underwriter of its over-allotment option to purchase up to 300,000 additional shares of common stock on a pro rata basis from the selling stockholders.

Description of capital stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the registration rights agreement to which we and certain of our stockholders are parties and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and registration rights provisions set forth in the registration rights agreement, copies of which are on file with the SEC. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share.

Common stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of November 29, 2013, 33,893,446 shares of our common stock were outstanding.

As of November 29, 2013, options to purchase 2,515,170 shares of our common stock at a weighted average exercise price of $21.12 per share were outstanding.

Undesignated preferred stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of November 29, 2013, no shares of our preferred stock were outstanding.

Registration rights

The selling stockholders are entitled to rights with respect to the registration under the Securities Act of the shares received by them in connection with our acquisition of EOS. The registration rights agreement required us to file the registration statement of which this prospectus supplement and the accompanying prospectus forms a part covering the resale of the shares received by the selling stockholders in the acquisition and to help facilitate one underwritten offering for the account of the selling stockholders. Registration of these shares under the Securities Act means that such shares are freely tradable without restriction under the Securities Act. We are obligated to use commercially reasonable efforts to keep the registration statement effective as long as the selling stockholders hold registrable securities. We may, in certain circumstances, defer our obligation to keep the registration statement effective or effect an underwritten offering. These rights will terminate on the earlier of, with respect to an individual holder, (i) when such holder has disposed of its shares received in the acquisition, (ii) the first day when such holder is able to sell all of its shares received in the acquisition pursuant to Rule 144 under the Securities Act in any 90-day period without relying on us to maintain current public information as defined in Rule 144, (iii) when such holder’s shares received in the acquisition have otherwise been transferred and new certificates for such shares, which do not bear a legend restricting further transfer, shall have been delivered by us or (iv) when such holder’s shares received in the acquisition cease to be outstanding. Sales of shares of our common stock by the selling stockholders could have a material adverse effect on the trading price of our common stock.

Anti-takeover provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and bylaws anti-takeover provisions

Classified board of directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of board of directors and removal of directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•	vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

Authorized preferred stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No stockholder action by written consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of special meetings of stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by our board of directors, our chairman or our chief executive officer.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Limitation on liability and indemnification of directors and officers

Our amended and restated certificate of incorporation and amended and restated bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws. Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CLVS.”

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities LLC as underwriter. The selling stockholders have entered into an underwriting agreement with J.P. Morgan Securities LLC. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the entire number of shares of common stock offered by this prospectus supplement. The underwriting agreement provides that the underwriter is committed to purchase all of the shares of common stock offered by this prospectus supplement if it purchases any shares.

The underwriter proposes to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.1212 per share. After such initial offering of the shares, the offering price and other selling terms may be changed by the underwriter. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The underwriter has an option to buy up to 300,000 additional shares of our common stock from the selling stockholders to cover sales of shares by the underwriter which exceed the number of shares offered by this prospectus supplement. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholders per share of common stock. The underwriting fee is $1.8688 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholders assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$1.8688	$1.8688
Total	$3,737,500	$4,298,125

We estimate that the expenses payable by us in connection with this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $175,000. These expenses will be reimbursed to us by the selling stockholders subject to certain limitations set forth in the registration rights agreement between the Company and the selling stockholders. The selling stockholders have agreed to reimburse the underwriter for certain of its expenses in an amount up to $10,000 as set forth in the underwriting agreement. Based upon information provided to us by the selling stockholders, we estimate that the expenses payable by the selling stockholders in connection with this offering, excluding the underwriting discounts and commissions, will be approximately $150,000, excluding any expenses reimbursed to us by the selling stockholders.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter or its affiliates. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Selling restrictions

General

Other than in the United States, no action has been taken by the selling stockholders or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter and its affiliates have provided in the past to us, our affiliates, certain of the selling stockholders and certain of their respective affiliates and may provide from time to time in the future certain personal or commercial banking, financial advisory, investment banking and other services for us, our affiliates and the selling stockholders in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, San Diego, California. Nixon Peabody LLP, Washington, District of Columbia will pass upon certain legal matters for the selling stockholders.

Experts

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The financial statements of EOS (Ethical Oncology Science) S.p.A., as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been audited by KPMG S.p.A., independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of KPMG S.p.A. pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Prospectus

Common stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to an aggregate of 3,713,731 shares of common stock of Clovis Oncology, Inc. The shares of common stock that may be offered under this prospectus by the selling stockholders were issued to the selling stockholders by us in connection with our acquisition of EOS (Ethical Oncology Science) S.p.A., an Italian corporation, as further described in this prospectus under the heading “Selling Stockholders”.

The selling stockholders identified in this prospectus, including their permitted transferees, may offer and sell the shares from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for the shares or in negotiated transactions as described in the section entitled “Plan of Distribution”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CLVS.” On November 18, 2013 the last reported sale price of our common stock on the NASDAQ Global Select Market was $48.34 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 7 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2013

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, pursuant to which a selling stockholder may from time to time offer to sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of our common stock. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information” and any additional information you may need to make your investment decision. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus filed by us with the SEC. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The selling stockholders will not make an offer to sell these shares in any jurisdiction in which such offer is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. Any information in subsequent filings incorporated by reference in this prospectus or any accompanying prospectus supplement that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

Clovis Oncology® and the Clovis logo are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with EOS (Ethical Oncology Science) S.p.A., or EOS, and its other consolidated subsidiaries.

Where you can find more information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News/SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of our common stock being offered by the selling stockholders by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 14, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC on May 8, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC on August 7, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC on November 7, 2013;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 29, 2013, and the additional definitive proxy soliciting materials, as filed with the SEC on April 29, 2013;

•	our Current Reports on Form 8-K, as filed with the SEC on February 19, 2013, June 3, 2013 (two), June 14, 2013, June 17, 2013 and November 19, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at 303-625-5000.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Cautionary note regarding forward-looking statements

This prospectus and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

•	the success and timing of our preclinical studies and clinical trials;

•	our ability to obtain and maintain regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	our plans to develop and commercialize our product candidates;

•	our ability, with partners, to validate, develop and obtain regulatory approval of companion diagnostics for our product candidates;

•	the loss of key scientific or management personnel;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	regulatory developments in the United States and foreign countries;

•	the rate and degree of market acceptance of any of our product candidates;

•	the integration of acquired businesses into our operations;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	the successful development of our sales and marketing capabilities;

•	the success of competing drugs that are or become available; and

•	the performance of third-party manufacturers.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Please refer to the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

About Clovis

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and seek to simultaneously develop, with partners, companion diagnostics that direct our product candidates to the patients that are most likely to benefit from their use. We currently have three clinical development programs:

•

CO-1686 is a novel, oral, targeted covalent (irreversible) inhibitor of the cancer-causing mutant forms of epidermal growth factor receptor, or EGFR, currently being studied for the treatment of non-small cell lung cancer, or NSCLC. CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR at anticipated therapeutic doses. Accordingly, it has the potential to treat NSCLC patients with EGFR mutations both as a first-line or second-line treatment with a reduced toxicity profile compared to current EGFR inhibitor therapies. CO-1686 is currently in the dose escalation portion of a Phase I/II study. In late August, we commenced enrollment in this study with an improved hydrobromide formulation of CO-1686. Data from the ongoing CO-1686 Phase I dose escalation study, which was recently presented at the World Conference on Lung Cancer, showed that six RECIST partial responses (PR) had been observed to date in nine evaluable T790M positive patients dosed at 900mg twice daily (BID) of the original free base formulation of CO-1686, for a 67 percent objective response rate. Eight of the nine evaluable patients, who were heavily pre-treated prior to receiving CO-1686, experienced PRs or tumor shrinkage greater than 10 percent. Fifty-six patients have been treated to date across all dosing cohorts in the Phase I study, with no evidence of dose-related wild-type EGFR-driven toxicities. Following the establishment of the Phase II dose, which is expected to be established by year-end 2013, we intend to initiate the study of CO-1686 in a Phase II expansion cohort of NSCLC patients with activating EGFR mutations who have failed initial EGFR-directed therapy and have developed the T790M mutation, as well as a second expansion cohort of first-line mutant EGFR NSCLC patients. We also expect to commence a registration study for CO-1686 in 2nd line T790M positive patients in the first half of 2014 . In October 2013, we announced the signing of an agreement with QIAGEN to develop a companion diagnostic test to identify the T790M mutation in patients with EGFR driven NSCLC.

•

Rucaparib is an oral, potent inhibitor of poly (ADP-ribose) polymerase, or PARP, in development for the treatment of ovarian cancer and is designed to inhibit both PARP-1 and PARP-2 genes. Rucaparib has been the subject of multiple Phase I studies, both as monotherapy and in combination with chemotherapy, although our future development of rucaparib will focus on monotherapy dosing. In the third quarter of 2013, we selected a twice-daily dose of 600 mg as the recommended dose for advancing into Phase2/3 studies. In data presented at recent medical meetings, rucaparib demonstrated durable objective responses in heavily pre-treated patients. To date, eight RECIST responses have been observed in a Phase 1 study. In ovarian cancer patients with a germline BRCA mutation, one RECIST complete response, two RECIST partial responses, and two CA-125 responses (reduction in CA-125 serum levels as defined by the Gynaecologic Cancer Intergroup) have been observed. Responses have been observed in both platinum-sensitive and platinum-resistant disease. Overall, seven of ten ovarian cancer patients with germline BRCA mutations treated with rucaparib at all doses achieved disease control as defined by RECIST complete response, partial response, or stable disease greater than 24 weeks. Responses have also been achieved in breast cancer and pancreatic cancer patients with a germline BRCA mutation. We also recently announced the enrollment of the first patient in a global Phase II biomarker study in platinum-sensitive ovarian cancer patients (ARIEL 2). ARIEL 2 is a single-arm, open label study designed to identify tumor characteristics that predict sensitivity to rucaparib using DNA sequencing to evaluate each patient’s tumor. Tumor samples from study participants wills be studied for BRCA mutations, as well as other genes that are expected to confer sensitivity to PARP inhibitor therapy when mutated. In late 2013, we intend to initiate a pivotal Phase III study in platinum-sensitive ovarian cancer patients (ARIEL 3). This randomized, double-blind study will compare the effects of rucaparib against placebo and evaluate whether rucaparib given as a maintenance therapy can extend the period of time for which the disease is controlled after successful chemotherapy.

•

Lucitanib is an oral, potent, dual-selective inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 and 2, or FGFR1/2, and vascular endothelial growth factor, or VEGF, receptors 1-3. We own exclusive development and commercial rights to lucitanib on a global basis, excluding China. Lucitanib rights to markets outside of the U.S. and Japan have been sublicensed to Les Laboratoires Servier (Servier). We will collaborate with Servier on the global clinical development of lucitanib. The first clinical trial of lucitanib was initiated in 2010. In this ongoing Phase I/IIa clinical study, lucitanib demonstrated multiple objective responses in fibroblast growth factor (FGF) –aberrant breast cancer patients, as well as in patients with tumors often sensitive to VEGF receptor inhibitors, such as renal cell and thyroid cancer. FGF aberrations included amplification of FGFR1 as well as amplification of a region of chromosome 11q that contains several FGF ligands, typically FGF-3,-4, and -19. Initial data from the Phase I/IIa study demonstrated encouraging signs of activity. Six of 12 evaluable FGF aberrant patients treated with lucitanib achieved RECIST partial responses, and the median progression-free survival of these twelve patients was 9.4 months. These patients were heavily pre-treated, and two of the responders had previously failed to achieve a response with a selective FGFR inhibitor. A broad Phase II development program is being initiated by us and Servier in multiple indications, including advanced breast cancer and squamous NSCLC. We and Servier may also study lucitanib in other solid tumors with FGF aberrancies.

We have built our organization to meet the need for innovative patient-specific oncology drug development. To implement our strategy, we have assembled an experienced team with core competencies in global clinical development and regulatory operations in oncology, as well as conducting collaborative relationships with companies specializing in companion diagnostic development. As our product candidates mature, we intend to build our own commercial organizations in major global markets and partner with local distributors in smaller markets.

Historically, the most common anti-cancer drug therapies typically addressed cancers within a specific organ as a single disease as opposed to a collection of different disease subtypes, often resulting in poor response rates and minimal effect on overall survival. We believe the oncology community is increasingly recognizing that tumors in a particular organ have unique pathologic and molecular characteristics that may warrant different treatment strategies. By better understanding differences in tumor biology and underlying disease pathways, researchers are identifying biomarkers to guide development of targeted oncology therapies, with streamlined clinical trials, stratified patient populations and improved patient outcomes. We believe that targeted therapies and companion diagnostics offer a patient-tailored approach to the treatment of cancers with improved diagnosis and outcomes.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 2525 28th Street, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Recent developments

On November 19, 2013, we acquired all of the issued and outstanding capital stock of EOS and thereby gained rights to develop and commercialize lucitanib.

Risk factors

Investing in our common stock involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Use of proceeds

The proceeds from the sale of the shares of common stock pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of our common stock by the selling stockholders.

Selling stockholders

This prospectus relates to the offer and sale from time to time by the holders of up to 3,713,731 shares of our common stock. These shares were issued to the selling stockholders named in the table below, in connection with the acquisition by us of EOS. The shares of our common stock offered pursuant to this prospectus were issued to the selling stockholders in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the closing of the acquisition, we entered into a registration rights agreement pursuant to which, among other things, we agreed to file with the SEC a registration statement to register the resale by the selling stockholders of these shares.

As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any of their permitted transferees selling such shares initially issued to the selling stockholders in connection with the acquisition of EOS received after the date of this prospectus from a selling stockholder. The table below presents certain information as of November 19, 2013 regarding the ownership of our common stock by the selling stockholders. We have prepared the table based on the information provided to us by the selling stockholders and assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own beneficially any shares other than those appearing in the column entitled “Shares Owned After the Offering under this Prospectus” in the table below. The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus in accordance with one or more of the methods of distribution described under the caption “Plan of Distribution.” Because the selling stockholders may offer all or some portion of shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of any offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

Except as noted in this prospectus, none of the selling stockholders have, or within the past three years have had, any position, office or material relationship with us or any of our predecessors or affiliates, other than EOS, and the selling stockholders are not and were not affiliated with registered broker-dealers.

Subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares beneficially owned prior to any offering under this prospectus(1)		Maximum number of shares being sold under this prospectus	shares beneficially owned after the offering under this prospectus
Name of selling stockholder	Number	Percentage(2)		Number	Percentage(2)

LuxCapital V S.à r.l.	2,102,371	6.2%	2,102,371	0	0.0%
Principia SGR S.p.A.	329,461	1.0%	329,461	0	0.0%
Cooperatieve Aescap Venture I U.A	705,874	2.1%	705,874	0	0.0%
Silvano Spinelli	177,282	*	177,282	0	0.0%
Maria Gabriella Camboni	199,962	*	199,962	0	0.0%
Ennio Cavalletti	140,657	*	140,657	0	0.0%
Jacques Theurillat	16,853	*	16,853	0	0.0%
Roberta Cereda	1,377	*	1,377	0	0.0%
Hoyoung Huh	39,894	*	39,894	0	0.0%

*	Less than one percent (1%)

(1)	Beneficial ownership has been determined in accordance with Section 13d-3(d) of the Exchange Act and the rules thereunder.

(2)	Based on 30,171,432 shares of common stock outstanding as of November 15, 2013 plus the additional 3,713,731 shares of common stock issued to the selling stockholders in connection with the acquisition of EOS by the Company.

Description of capital stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the registration rights agreement to which we and certain of our stockholders are parties and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and registration rights provisions set forth in the investor rights agreement, copies of which are on file with the SEC. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share.

Common stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of November 15, 2013, 30,171,432 shares of our common stock were outstanding.

As of November 15, 2013, options to purchase 2,521,453 shares of our common stock at a weighted average exercise price of $21.09 per share were outstanding.

Undesignated preferred stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of November 15, 2013, no shares of our preferred stock were outstanding.

Registration rights

The selling stockholders are entitled to rights with respect to the registration under the Securities Act of the shares received by them in connection with our acquisition of EOS. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. The registration rights agreement required us to file the registration statement of which this prospectus forms a part covering the resale of the shares received by the selling stockholders in the acquisition and to help facilitate one underwritten offering for the account of the selling stockholders. We are obligated to use commercially reasonable efforts to keep the registration statement effective as long as the selling stockholders hold registrable securities. We may, in certain circumstances, defer our obligation to keep the registration statement effective or effect an underwritten offering. These rights will terminate on the earlier of, with respect to an individual holder, (i) when such holder has disposed of its shares received in the acquisition, (ii) the first day when such holder is able to sell all of its shares received in the acquisition pursuant to Rule 144 under the Securities Act in any 90-day period without relying on us to maintain current public information as defined in Rule 144, (iii) when its shares received in the acquisition have otherwise been transferred and new certificates for such shares, which do not bear a legend restricting further transfer, shall have been delivered by us or (iv) when its shares received in the acquisition cease to be outstanding. Any sales of securities by the selling stockholders could have a material adverse effect on the trading price of our common stock.

Anti-takeover provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and bylaws anti-takeover provisions

Classified board of directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of board of directors and removal of directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•	vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

Authorized preferred stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No stockholder action by written consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of special meetings of stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by our board of directors, our chairman or our chief executive officer.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Limitation on liability and indemnification of directors and officers

Our amended and restated certificate of incorporation and amended and restated bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CLVS”.

Plan of distribution

The sale of shares of our common stock pursuant to the registration statement and by means of this prospectus is subject to certain restrictions under the registration rights agreement between us and the selling stockholders. Subject to those restrictions, sales of shares of our common stock by the selling stockholders named in this prospectus, which for this purpose includes certain transferees, may be made from time to time in one or more transactions, on the NASDAQ Global Select Market, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly, to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

•

block trades (which may involve crosses) in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resales by the broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions or secondary distributions in accordance with the rules of the NASDAQ Global Select Market;

•	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

•	privately negotiated transactions;

•	the writing or settlement of options;

•	a combination of any of the foregoing methods of sale; and

•	any other method permitted by applicable law.

An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder’s agent in the sale of shares by the selling stockholders.

In connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with these transactions, the brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle the hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out those short positions. This prospectus, as amended or supplemented, may be used to effect:

•	the short sales of our common stock referred to above;

•	the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

•	the delivery by the selling stockholders of shares to close out short positions.

In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them pursuant to this prospectus will be the purchase price of the shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Each broker-dealer that receives our common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of our common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. We will make copies of this prospectus available to the selling stockholders, brokers and dealers for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

In order to comply with the securities laws of some states, if applicable, the shares of common stock offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with as part of such sale.

The selling stockholders and any other person participating in such distribution will be subject to certain provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

The selling stockholders and any brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders, brokers and dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares offered by this prospectus, including liabilities arising under the Securities Act, and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act.

There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock offered hereby.

We will bear all fees and expenses in connection with the preparation and filing of the registration statement of which this prospectus is a part. The fees and expenses of registration to be borne by us referred to in the foregoing sentence shall include, without limitation, registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of our counsel. We estimate that the total expenses payable by us in connection with the preparation and filing of the registration statement of which this prospectus is a part will be $500,000. Notwithstanding the foregoing, the selling stockholders will bear all expenses (including expenses incurred by us) in connection with any underwritten offering of the shares covered by this prospectus.

Any underwriter, dealers and agents engaged by the selling stockholders may engage in transactions with us or any selling stockholders, or perform services for us or any selling stockholders, in the ordinary course of business.

Legal matters

The validity of shares of our common stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

Experts

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The financial statements of EOS (Ethical Oncology Science) S.p.A., as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been audited by KPMG S.p.A., independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of KPMG S.p.A. pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

2,000,000 Shares

Common stock

Prospectus Supplement

J.P. Morgan

December 3, 2013